Exhibit 12
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LONE STAR INDUSTRIES, INC.
Statement Re Computation of Ratio of Earnings to Fixed Charges (Unaudited) (Dollar amounts in thousands)


                                 For the Three Months      For the Six Months
                                    Ended June 30,            Ended June 30,
                                    1997        1996        1997        1996

Earnings Available:

  Income before provision
        for income taxes           $ 30,580   $ 25,766    $ 30,978   $ 20,876

  Less: Excess of earnings over
        dividends of less than
        fifty percent owned
        companies                      (835)    (1,947)     (1,077)      (977)

        Capitalized interest           (401)      (312)       (613)      (420)
                                   --------   --------    --------   --------
                                   $ 29,344   $ 23,507    $ 29,288   $ 19,479
                                   ========   ========    ========   ========
Fixed Charges:

  Interest expense (including
        capitalized interest) and
        amortization of debt
        discount and expenses      $  1,205   $  1,984    $  3,131   $  3,966

  Portion of rent expense
        representative of an
        interest factor                 289        237         566        519
                                   --------   --------    --------   --------

Total Fixed Charges                   1,494      2,221       3,697      4,485
                                   --------   --------    --------   --------
Total Earnings Available           $ 30,838   $ 25,728    $ 32,985   $ 23,964
                                   ========   ========    ========   ========

Ratio of Earnings to Fixed Charges    20.64      11.58        8.92       5.34
                                   ========   ========    ========   ========

Earnings Deficiency (for
         coverage ratios less
         than one to one)          $      0   $      0    $      0   $      0
                                   ========   ========    ========   ========
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